EXHIBIT 99.1

                                [SIX FLAGS LOGO]

                    SIX FLAGS ANNOUNCES THIRD QUARTER RESULTS

      o Third Quarter Adjusted EBITDA increases 19% to $236 million reflecting higher revenues and reduced expenses

      o     Nine Month Adjusted EBITDA increases 44% to $270 million

      o Fourth Quarter revenues up 9% and attendance increases 7% through November 4th

      o Year-to-date revenues up $51.3 million to $985.5 million on attendance, guest spending, and sponsorship and licensing growth

New York, NY - November 10, 2008 - Six Flags, Inc. (NYSE: SIX) announced today its operating results for the third quarter and nine months ended September 30, 2008, as well as its revenues and attendance through the Halloween weekend.(1)

Commenting on the Company's performance, Mark Shapiro, President and Chief Executive Officer of Six Flags, Inc., said: "By any measure, this is shaping up to be the best year in the history of the Company. We're on track to be free cash flow positive for the first time, our customer satisfaction scores are at all-time highs, we're building an international footprint, and our network of parks are increasingly being seen as an out-of-home solution for advertisers. The culmination of this turnaround is within reach and we've laid a solid foundation for long-term growth."

Three Month Results

Total revenues of $489.3 million increased 5% over the prior-year quarter, while total attendance increased 0.2 million. The attendance increase over the prior-year quarter was despite the loss of two full operating days at the parks and a planned reduction of 0.2 million in complimentary and free promotional attendance.

Revenue growth for the third quarter reflected growth in attendance and guest spending, as well as sponsorship, licensing and other fees, which increased $7.8 million over the prior-year period to $19.3 million. Total revenue per capita increased 4% to $40.27 in the current quarter from $38.82 in the third quarter of 2007.

Increases in per capita guest spending, which grew $0.82 to $38.67, a 2% increase over the per capita guest spending of $37.85 for the third quarter of 2007, reflected higher rentals, food and beverage, parking, admissions, and retail revenues.

Mr. Shapiro added: "Our top-line performance validates our customer-focused strategy which has re-established Six Flags as a high quality entertainment destination for the entire family. The key to this year's success has been the value proposition of our theme parks, enabling us to stand out and thrive in what is an extremely challenging economic climate for consumers."

The Company's net income from continuing operations improved by $54.4 million to $144.3 million from $89.9 million in the prior-year quarter. The income growth reflects revenues growth of $25.1 million and $2.8 million in reduced operating costs and expenses, which decreased from $283.3 million in the prior-year third quarter to $280.5 million for the current-year quarter reflecting planned reductions in marketing expenses, which were partially offset by increased utilities, general liability expenses, and loss on fixed assets. Also included in the change in net income from continuing operations for the third quarter were prior-year expenses associated with the settlement of a California labor class action lawsuit and reduced minority interest in earnings of $5.2 million reflecting the Company's purchase of its partner's interest in Six Flags Discovery Kingdom in July of last year.

Adjusted EBITDA for the quarter improved by $37.0 million, or 19%, to $235.6 million compared to $198.6 million for the prior-year quarter.(2)

Nine Month Results

For the nine months ended September 30, 2008, total revenues increased $44.8 million, or 5%, to $903.2 million from $858.5 million in the prior-year period. Attendance for the nine months was up slightly to 22.2 million compared to the prior-year's 22.1 million, driven by increased paid admissions, partially offset by planned reductions of over 0.4 million in complimentary and free promotional attendance.

Total revenue per capita for the first nine months increased $1.69, or 4%, to $40.62 from $38.93 in the prior-year period, reflecting increased per capita guest spending and sponsorship, licensing and other fees. Increased per capita guest spending of $0.96, or 3%, to $38.58 from $37.62 in the prior-year period was driven by increased rentals, admissions, food and beverages, parking and retail revenues. Sponsorship, licensing and other fees increased $16.4 million, or 57%, to $45.2 million.

Operating costs and expenses, including cost of sales, depreciation, amortization, stock-based compensation and loss on fixed assets, decreased $28.3 million to $721.4 million for the first nine months of 2008, compared to $749.7 million in the 2007 period. The key drivers of the change were planned reductions in marketing expenses, lower seasonal labor and third party services costs, partially offset by higher utilities, general liability expenses, and loss on fixed assets. Included in the above changes was the adverse impact of a weak dollar in translating costs borne in the foreign currencies of our Mexico City and Montreal parks.

Income from continuing operations was $103.9 million, or $0.69 per share-diluted, for the nine months ended September 30, 2008, compared to a net loss from continuing operations of $112.6 million, or $1.36 per share in the prior-year period. The improved bottom-line reflects a net gain on debt extinguishment of $107.7 million versus a $13.2 million loss on debt extinguishment for the prior-year period, increased revenues of $44.8 million, the reduced operating costs and expenses of $28.3 million, $12.5 million of lower net other expense and reduced net interest expense of $14.1 million.

Adjusted EBITDA for the first nine months of 2008 of $270.1 million improved by $82.4 million over the prior-year period's Adjusted EBITDA of $187.7 million, reflecting increased revenues and reduced operating costs and expenses.

Fourth Quarter through November 4th

The Company also announced today that its revenues for the fourth quarter through November 4, 2008 were up 9%, driven by a 7% increase in attendance and a 2% increase in total revenue per capita. The attendance growth reflects the strength of our Fright Fest product and a favorable calendar for the Halloween weekend.

This brings the Company's year to date revenues to $985.5 million, representing growth of $51.3 million over the prior year period. The revenue growth reflects balanced growth in each of our key revenue drivers -- a 0.3 million increase in attendance, a 2% increase in guest spending, and a $19.8 million increase in sponsorship, licensing and other fees over the prior the year period.

Cash and Liquidity

As of September 30, 2008, the Company had $34.3 million in unrestricted cash and $246.2 million available (after reduction for outstanding letters of credit of approximately $28.8 million) on its $275 million revolving credit facility, a portion of which we use to fund our off-season expenditures.

Conference Call

The Company will host a teleconference for analysts and investors today at 9:00 AM Eastern. Participants in the call will include President and Chief Executive Officer, Mark Shapiro, and Executive Vice President and Chief Financial Officer, Jeffrey R. Speed.

The teleconference will be broadcast live to all interested persons as a listen-only Web cast on http://investors.sixflags.com/. The Web cast will be archived for one year.

About Six Flags

Six Flags, Inc. is the world's largest regional theme park company with 20 parks across the United States, Mexico and Canada. Founded in 1961, Six Flags has provided world class entertainment for millions of families with cutting-edge, record-shattering roller coasters and appointment programming and special events such as the weekly Summer Concert Series, Fright Fest and Holiday in the Park. Now 47 years strong, Six Flags is recognized as the preeminent thrill innovator while reaching to all demographics -- families, teens, tweens and thrill seekers alike -- with themed attractions based on the Looney Tunes characters, the Justice League of America, skateboarding legend Tony Hawk, The Wiggles and Thomas the Tank Engine. Six Flags, Inc. is a publicly-traded corporation (NYSE:SIX) headquartered in New York City.

Forward Looking Statements:

The information contained in this news release, other than historical information, consists of forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. These risks and uncertainties include, among others, Six Flags' success in implementing its new business strategy. Although Six Flags believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors, including factors impacting attendance, such as local conditions, events, disturbances and terrorist activities, risk of accidents occurring at Six Flags' parks, adverse weather conditions, general economic conditions (including consumer spending patterns), competition, pending, threatened or future legal proceedings and other factors could cause actual results to differ materially from Six Flags' expectations. Reference is made to a more complete discussion of forward-looking statements and applicable risks contained under the captions "Cautionary Note Regarding Forward-Looking Statements" and "Risk Factors" in Six Flags' Annual Report on Form 10-K for the year ended December 31, 2007, which is available free of charge on Six Flags' website http://www.sixflags.com.

                                      # # #

Media Contact: Sandra Daniels - (212) 652-9360
Investor Relations: William Schmitt - (203) 682-8200

----------

(1) Reported results from continuing operations for all periods presented exclude park operations in Buffalo, New York; Columbus, Ohio; Concord, California; Denver, Colorado; Houston, Texas; Oklahoma City, Oklahoma; Sacramento, California; and Seattle, Washington. These parks have been classified as discontinued operations. As of April 6, 2007, the sales of all of the above-named parks were completed. Also excluded from continuing operations for all periods are results from our park in New Orleans, Louisiana, which has been closed since August 2005 due to damage caused by Hurricane Katrina. During the current-year second quarter, the Company decided that it will not resume operations in New Orleans and has classified the park as a discontinued operation.

(2) See the following tables and Note 3 to the tables for a discussion of Adjusted EBITDA and its reconciliation to net income (loss).

                                 Six Flags, Inc.
             Three and Nine Months Ended September 30, 2008 and 2007
                    (In Thousands, Except Per Share Amounts)



Statements of Operations (1)                          Three Months Ended                 Nine Months Ended
                                                         September 30,                     September 30,
                                                ------------------------------    ------------------------------
                                                     2008             2007             2008             2007
                                                -------------    -------------    -------------    -------------
Revenue                                         $     489,340    $     464,215    $     903,247    $     858,496

Costs and expenses (excluding
 depreciation, amortization,
 stock-based compensation
 and loss on fixed assets)                            234,605          240,153          596,137          629,401
Depreciation                                           35,610           34,794          103,605          101,771
Amortization                                              420              399              980              975
Stock-based compensation                                   78            1,822            6,301            6,229
Loss on fixed assets                                    9,790            6,179           14,381           11,344
                                                -------------    -------------    -------------    -------------
Income from operations                                208,837          180,868          181,843          108,776
                                                -------------    -------------    -------------    -------------
Interest expense (net)                                 43,038           47,235          135,017          149,139
Minority interest in earnings                          21,358           26,574           41,324           41,105
Equity in operations of investees                        (418)              50            1,368              568
Net (gain) loss on debt extinguishment                      -            2,080         (107,743)          13,183
Other (income) expense                                 (2,034)          13,116              847           13,306
                                                -------------    -------------    -------------    -------------
Income (loss) from continuing operations
 before income taxes                                  146,893           91,813          111,030         (108,525)
Income tax expense                                     (2,635)          (1,921)          (7,109)          (4,116)
                                                -------------    -------------    -------------    -------------
Income (loss) from continuing operations
 before discontinued operations                       144,258           89,892          103,921         (112,641)

Discontinued operations                                  (789)            (214)         (15,765)         (13,630)
                                                -------------    -------------    -------------    -------------
Net income (loss)                               $     143,469    $      89,678    $      88,156    $    (126,271)
                                                =============    =============    =============    =============
Net income (loss) applicable to
  common stock                                  $     137,977    $      84,186    $      71,679    $    (142,748)
                                                =============    =============    =============    =============
Per share - basic:
     Income (loss) from continuing operations   $        1.43    $        0.89    $        0.90    $       (1.36)
     Discontinued operations                    $       (0.01)   $       (0.00)   $       (0.16)   $       (0.15)
                                                -------------    -------------    -------------    -------------
Net income (loss)                               $        1.42    $        0.89    $        0.74    $       (1.51)
                                                =============    =============    =============    =============


Per share - diluted:
     Income (loss) from continuing operations   $        0.95    $        0.61    $        0.69    $       (1.36)
     Discontinued operations                    $       (0.00)   $       (0.00)   $       (0.11)   $       (0.15)
                                                -------------    -------------    -------------    -------------
Net income (loss)                               $        0.95    $        0.61    $        0.58    $       (1.51)
                                                =============    =============    =============    =============

                               Balance Sheet Data
                                 (In Thousands)


Balance Sheet Data                       September 30, 2008    December 31, 2007
                                         ------------------    -----------------
Cash and cash equivalents
  (excluding restricted cash)             $         34,328      $        28,388
Total assets                                     2,952,582            2,945,319

Current portion of long-term debt                    9,794               18,715
Long-term debt (excluding current
  portion)                                       2,115,124            2,239,073

Redeemable minority interests                      435,354              415,350
Mandatory redeemable preferred
  stock                                            296,890              285,623

Total stockholders' deficit                       (169,179)            (252,620)

Leverage Ratio (2)                                    5.23                  N/A
Restricted Subsidiary Leverage Ratio (2)              3.63                  N/A



                                       Three Months Ended             Nine Months Ended
                                          September 30,                 September 30,
                                   ---------------------------   ---------------------------
                                       2008           2007           2008           2007
Other Data:                        ------------   ------------   ------------   ------------
Adjusted EBITDA (3)                $    235,607   $    198,619   $    270,101   $   187,685
Weighted average shares
  outstanding - basic                    97,344         94,690         96,787        94,670
Weighted average shares
  outstanding - diluted                 155,227        152,573        140,881        94,670
Net cash provided by (used in)
  operating activities             $    152,250   $     92,741   $    124,601   $    19,539


The following table sets forth a reconciliation of net income (loss) to Adjusted EBITDA for the periods shown (in thousands):


                                               Three Months Ended                 Nine Months Ended
                                                  September 30,                     September 30,
                                         ------------------------------    ------------------------------
                                              2008             2007             2008             2007
                                         -------------    -------------    -------------    -------------
Net income (loss)                        $     143,469    $      89,678    $      88,156    $    (126,271)
Discontinued operations                            789              214           15,765           13,630
Income tax expense                               2,635            1,921            7,109            4,116
Other (income) expense                          (2,034)          13,116              847           13,306
Net (gain) loss on debt extinguishment               -            2,080         (107,743)          13,183
Equity in operations of investees                 (418)              50            1,368              568
Minority interest in earnings                   21,358           26,574           41,324           41,105
Interest expense (net)                          43,038           47,235          135,017          149,139
Loss on fixed assets                             9,790            6,179           14,381           11,344
Amortization                                       420              399              980              975
Depreciation                                    35,610           34,794          103,605          101,771
Stock-based compensation                            78            1,822            6,301            6,229
Third party interest in EBITDA
  of certain operations (4)                    (19,128)         (25,443)         (37,009)         (41,410)
                                         -------------    -------------    -------------    -------------
Adjusted EBITDA                          $     235,607    $     198,619    $     270,101    $     187,685
                                         =============    =============    =============    =============

                                   NOTES
                                   -----

(1) Revenues and expenses of international operations are converted into U.S. dollars on a current basis as provided by U.S. generally accepted accounting principles ("GAAP").

(2) Under the terms of the $400,000,000 12 1/4% Senior Notes of Six Flags Operations, Inc. ("New Notes"), we must disclose on a quarterly basis the Leverage Ratio and Restricted Subsidiary Leverage Ratio, both as defined in the terms of the New Notes.

(3) Adjusted EBITDA, a non-GAAP measure, is defined as income (loss) from continuing operations before discontinued operations, income tax expense (benefit), other (income) expense, net (gain) loss on debt extinguishment, equity in operations of investees, minority interest in earnings (losses), interest expense (net), amortization, depreciation stock-based compensation, (gain) loss on fixed assets minus interests of third parties in EBITDA of the four parks, plus our interest in the Adjusted EBITDA of one hotel and Dick Clark Productions, which are less than wholly owned. The Company believes that Adjusted EBITDA provides useful information to investors regarding the Company's operating performance and its capacity to incur and service debt and fund capital expenditures. The Company believes that Adjusted EBITDA is used by many investors equity analysts and rating agencies as a measure of performance. In addition, Adjusted EBITDA is approximately equal to "Consolidated Cash Flow" as defined in the indentures relating to the Company's senior notes. Adjusted EBITDA is not defined by GAAP and should not be considered in isolation or as an alternative to net income (loss), income (loss) from continuing operations, net cash provided by (used in) operating, investing and financing activities or other financial data prepared in accordance with GAAP or as an indicator of the Company's operating performance. Adjusted EBITDA as defined in this release may differ from similarly titled measures presented by other companies.

(4) Represents interest of third parties in the Adjusted EBITDA of Six Flags Over Georgia, Six Flags Over Texas, Six Flags White Water Atlanta, and Six Flags Discovery Kingdom (formerly Six Flags Marine World, the minority interest in which we purchased in July 2007), plus our interest in the Adjusted EBITDA of one hotel and Dick Clark Productions, which are less than wholly owned.